EXHIBIT 10.1

[LETTER HEAD C&D TECHNOLOGIES, INC.]

February 20, 2007

Personal and Confidential

Bill Bachrach

Vice President and General Manager

C&D Technologies, Inc.

Power Electronics Division

11 Cabot Boulevard

Mansfield, MA 02048

Re: C&D Power Electronics Division Employee Retention Agreement (“Letter Agreement”)

Dear Bill:

C&D Technologies, Inc. (“C&D” or “Company”) is reviewing strategic options regarding its Power Electronics Division (“PED”), including the possible sale of PED (such a sale hereinafter referred to as the “Transaction”) to a third party (the “Buyer”). If the Transaction is ultimately consummated, it is possible that your employment with PED may be terminated. However, C&D recognizes your contributions to the business of PED and desires to continue to retain your services with PED through and until the consummation of the Transaction, and at the discretion of the Buyer, during a period following the Transaction. Additionally, your effective participation in the sale process, as requested by C&D, should assist in maximizing the value received for PED if sold. In C&D’s view, you should be rewarded based on how successful the sale process turns out to be, and protected financially if you are not offered employment by the Buyer. Accordingly, the Company agrees to offer you retention bonus and special bonus opportunities, under the following terms and conditions:

1.            Your Role in and Performance Requirements for Pre-Sale PED Operations and the Sale Process.  Subject to Paragraph 5 below, between now and a closing on the Transaction (the “Closing”), you will (i) continue to devote all of your working time and attention to the business affairs of PED as required by your position and supervisor, including performance of assigned tasks related to your work for PED and C&D.  These responsibilities include your involvement in ongoing PED business and operations, your continued support of the sale of PED with customers, employees and potential buyers, your maintenance and promotion of a positive attitude for yourself and among your employees, and your continued efforts to achieve the best possible financial results during the sale process, as well as your participation in the sale process as requested by C&D.

2.            Your Retention Bonus and Special Bonus Opportunities.  Subject to Paragraphs 4 and 5 below:

A.           Retention Bonus Opportunity. Your total retention bonus opportunity shall be the sum of $281,250, payable as follows:

i.) On or within the later of ten (10) days after the Closing and the effective date of the release agreement described below, you will be paid, in a lump sum, 50% of the total retention bonus opportunity or the amount of $140,625 (less applicable federal, state, and local taxes and other required or authorized deductions and withholdings); and

ii.) 180 calendar days following the Closing, you will be paid, in a lump sum, the remaining 50% of the total retention bonus opportunity or the amount of $140,625 (less applicable federal, state, and local taxes and other required or authorized deductions and withholdings). Notwithstanding the foregoing, if your employment is terminated without cause by the Buyer within 180 calendar days following the Closing, then you will be paid the amount in this clause (ii) within 30 days after written notice confirming such termination is received by the Company from Buyer confirming such termination.

B.           Severance. If the Buyer of PED does not offer you employment upon the Closing and as a result your employment is terminated by C&D without cause at the Closing, you will be entitled to severance in accordance with your employment agreement with the Company dated February 1, 2006 (the “Employment Agreement”). Further, if your employment is terminated before the Closing, regardless of the reason, you will not be eligible for any payments described in Paragraphs 2.A. and 2.C.

C.           Special Bonus Opportunity. Within the later of (i) 30 days after the Closing or (ii) 30 days after the post-Closing establishment of the final adjusted sale price (the “Sale Price”) pursuant to any procedures set forth in the definitive purchase and sale agreement for the stock or substantially all of the assets of PED (an “Agreement”), you will be eligible to receive a Special Bonus payment in an amount calculated in accordance with the below listed Sale Price/Special Bonus parameters (the “Special Bonus Payment”), if, and only if, in C&D CEO’s (Jeff Graves or another appropriate C&D designee appointed by Jeff Graves) sole discretion you have met the performance requirements described in Paragraph 1 above.  The decision of C&D’s CEO regarding the eligibility to receive the Special Bonus payable to you shall be final and binding.  Any Special Bonus will be paid, in a lump sum (less applicable federal, state, and local taxes and other required or authorized deductions and withholdings).

PED Sale Price	Special Bonus Payment
≦ $70M	None for PED Sale Price less than or equal to $70M
$70M - $80M	4% of twice your annual salary or $18,000 per each
$1M over $70M up to or equal to $80M
$80M - $90M	5% of twice your annual salary or $22,500 per each
$1M over $80M up to or equal to $90M
≥$90M	6% of twice your annual salary or $27,000 per each
$1M over $90M

For the purposes of Special Bonus Payment calculations, the PED Sale Price shall be rounded down to nearest million dollar amount.

D.           Notwithstanding any other provision hereof, as a condition to your right to receive any payments under Paragraphs 2.A. and 2.C, C&D will require you to sign and return and not revoke within such periods as shall be required by C&D one or more release agreements in the form provided by C&D which shall contain releases in favor of C&D and such other parties as C&D shall require.

3.            Selection of the Buyer.  Since there may be competing prospective Buyers for PED, and the terms and conditions under which they may be willing to purchase PED and their ability to consummate the sale will probably vary, C&D will determine, in its sole discretion, whether to accept any proposals for the purchase of PED.  The Company’s decisions with respect to whether or not to sell PED, the selection of the Buyer, and the PED Sale Price will be at C&D’s sole option and will be final and binding for purposes of determining your Retention Bonus and Special Bonus Opportunities.

4.            PED Sale.  As you know, the Company’s goal is to promptly make a decision regarding the sale of PED and to close on the sale of PED as quickly as feasible if the Company decides to sell PED.  However, C&D may decide not to sell PED or may fail to reach agreement with a Buyer on a definitive purchase and sale agreement for the stock or substantially all of the assets of PED. Accordingly, this Letter Agreement and the Retention Bonus and Special Bonus Opportunities described in Paragraph 2 above will terminate if the Company makes an announcement that it has decided not to sell PED or if the Closing on the Transaction has not occurred on or before December 31, 2007. Thereafter, the Company will have no further obligations to you under this Letter Agreement or the Retention Bonus and Special Bonus Opportunities set forth herein.

5.             Effect of Your Termination, Retirement, Disability, or Death. Because of the importance of your role in the business of PED and the sale process, no Retention Bonus and Special Bonus will be payable to you hereunder on or before the date any such Retention Bonus and Special Bonus is due and payable in accordance with the terms of this Letter Agreement if:

A.           Your employment is terminated “for cause,” meaning:  (i) your willful and continuous failure to perform your job duties (other than due to a disability lasting less than a cumulative total of 45 days between the date of this Letter Agreement and Closing); (ii) a conviction or plea of nolo contendere to a felony; (iii) your willful engagement in dishonest or fraudulent actions or omissions resulting or intended to result directly or indirectly in any material financial or economic harm to C&D or PED’s business or reputation or the business or reputation of any Buyer of PED; or (iv) your breach of the confidentiality or non-disparagement provisions set forth below.

B.           You voluntarily terminate your employment, whether or not you believe that you have good reason to do so (including any claim that the Company has breached this Letter Agreement).

C.           You (i) retire, (ii) die or (iii) are disabled for a period equal to or longer than a cumulative total of 45 days.

6.            Other Incentive Agreements.  This Letter Agreement is in lieu of any and all other bonus and incentive agreements or programs offered by C&D/PED for which you may be eligible, and you hereby release and waive your rights to receive payments and benefits under all such agreements or programs, except for the previously approved MICP for Fiscal 2007. Nothing contained herein shall affect the terms of any severance obligations set forth in your Employment Agreement. Your Employment Agreement shall remain in full force and effect, except as modified hereby.

7.            Confidentiality and Non-Disparagement.  You agree to maintain strictest confidentiality with respect to the Transaction and you will keep the terms, amounts and fact of this Letter Agreement completely confidential. You further agree that you will not hereafter disclose any information concerning this Letter Agreement to anyone including co-workers, except you may disclose this information to your spouse, tax advisor, accountant and attorney, provided that they agree to keep this information confidential as well. C&D may disclose the terms of this Letter Agreement to those individuals who services are required to authorize, implement, or enforce the terms of this Letter Agreement. You also acknowledge that you have a fiduciary duty as an employee of C&D and PED to keep confidential all trade secrets and proprietary or confidential information obtained by you during the course of your employment with C&D and PED. During the course of your employment, you have had access to and have used substantial amounts of confidential C&D and PED information including, but not limited to, personnel information, financial information, customer and product information, strategic planning information, policies, procedures and objectives, and other C&D and PED operating information. This information is considered to be trade secrets and proprietary and confidential information of C&D and PED. Accordingly, you agree to maintain the confidentiality of all such information as you continue or leave the employment of C&D and PED. You are advised that your disclosure of this information to anyone may subject you and any other user of that information to legal and equitable claims by C&D and PED. You agree to maintain all such information on a confidential basis and not to disclose it to any person except when required by law, e.g. upon subpoena by a government agency. You agree to notify the Company or its attorneys whenever you receive a summons, subpoena, or other request for such information. Upon your separation, you agree to return to the C&D and PED all information of the nature described in this paragraph in your possession or under your control, in any written or printed form, photographs, negatives, or on any electronic or magnetic or other disk or tape, as well as any other C&D and PED property. You understand and agree that any breach of this provision by you (or any other individual to whom you disclose the terms of this Letter Agreement) shall result in forfeiture of the Retention Bonus and Special Bonus payments provided for you by this Letter Agreement, but shall not in any way absolve you of your obligations under this Letter Agreement.  You also agree that you will not make any written or verbal statements in any form concerning C&D and PED, your employment with C&D and PED, or the termination of your employment with C&D and PED to any person or entity, if such statements are injurious or inimical to the best interests of C&D and PED.

8.	Miscellaneous.

A.           Any applicable Company Medical, Life and Dental Plans to which you may be entitled shall remain unaffected by the terms of this Letter Agreement and shall continue to be governed by the provisions of the relevant plan.

B.           This Letter Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

C.           This Letter Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Letter Agreement and supersedes all prior written and oral agreements and understandings between C&D, PED and you with respect to the subject matter of this Letter Agreement. This Letter Agreement may not be amended except by a written agreement executed by the parties.

D.           Neither your rights under this Letter Agreement nor any of your duties may be assigned or delegated.  This Letter Agreement shall be binding upon and inure to the benefit of C&D, the Buyer, and their successors, representatives and assigns hereto.

E.           You acknowledge that: you have read this Letter Agreement and understand it; you have been provided a full and ample opportunity to study it; you have been advised by the Company to consult with an attorney prior to signing it; and you are signing it voluntarily with full knowledge of its terms and conditions.

F.            C&D has the sole discretionary authority to interpret the terms and conditions of this Letter Agreement and all interpretations made by C&D hereunder will be final and binding on all parties.

If this Letter Agreement is acceptable to you, please execute both copies of this Letter Agreement and return one copy to me at your earliest convenience, but not later than February 23, 2007.

Very truly yours,

/s/ James D. Dee

James D. Dee

ACKNOWLEDGED AND AGREED:

By: /s/ Bill Bachrach

Bill Bachrach

Date: February 20, 2007